Exhibit 99.1

ShotSpotter Reports Fourth Quarter and Full Year 2018 Financial

Results

NEWARK, CA – February 19, 2019 – ShotSpotter, Inc. (NASDAQ: SSTI), the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Financial and Operational Highlights

●	Achieved first quarter of GAAP net income of $302,000, an improvement from a net loss of $2.5 million for the same period in 2017.
●	Revenues increased 49% to a record $9.7 million, up from $6.5 million for the fourth quarter of 2017.
●	Gross profit margin was 58%, up from 49% for the fourth quarter of 2017.
●	Adjusted EBITDA(1) totaled $2.1 million, an improvement from a loss of $1.2 million for the same period in 2017.
●	Added 24 net new “go-live” square miles of coverage and had zero miles of attrition during the quarter.

Full Year 2018 Financial and Operational Highlights

●	Revenues increased 46% to a record $34.8 million, up from $23.8 million in 2017.
●	Gross profit margin increased to 55% from 49% for 2017.
●	Net loss totaled $2.7 million, an improvement from net loss of $10.0 million for 2017.
●	Adjusted EBITDA(1) improved to $3.6 million from a loss of $5.0 million for 2017.
●	Added 168 net new “go-live” square miles of coverage, bringing the total live square miles at December 31, 2018 to 643, representing a 35% year over year increase at December 31, 2018.
(1)

See the section below titled “Non-GAAP Financial Measures” for more information about adjusted EBITDA (defined as Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-based Compensation), and its reconciliation to GAAP net income (loss).

Management Commentary

“The fourth quarter marked a strong finish to a record year for ShotSpotter as we made great progress in the pursuit of our primary mission to reduce gun violence and improve the efficacy of law enforcement,” said Ralph Clark, CEO of ShotSpotter. “We were able to produce 49% topline growth in the fourth quarter along with increased gross margins and solid adjusted EBITDA, which helped us to achieve GAAP profitability for the first time in our company’s history. In 2018, we also made significant strides operationally, including the addition of key personnel, an expansion of our sales reach through our strategic reseller agreement with Verizon, augmenting our existing Smart Cities initiative, and the launch of ShotSpotter Missions, which is receiving positive reviews from a number of customers. Both operationally and financially, 2018 was a banner year for ShotSpotter, and we look forward to a strong 2019 for our customers, company and stockholders as our team continues to pursue our primary mission of reducing gun violence and being the standard of care within the industry.”

Fourth Quarter 2018 Financial Results

Revenues for the fourth quarter of 2018 increased 49% to a record $9.7 million from $6.5 million for the same period in 2017. The increase in revenues was due to growth in the number of miles covered, which was driven by expanded deployments with current customers as well as the addition of new customers.

Gross profit for the fourth quarter of 2018 increased 76% to $5.6 million (58% of revenues) from $3.2 million (49% of revenues) for the same period in 2017. Gross profit margin improved as our growing revenues outpaced the growth in some of our semi-fixed costs of goods sold.

Total operating expenses for the fourth quarter of 2018 decreased 5% to $5.1 million from $5.4 million for the same period last year. The decrease in operating expenses was primarily related to larger non-recurring expenses in the fourth quarter of 2017.

Net income totaled $302,000, or $0.03 per share (based on 10.8 million basic and 11.7 million diluted weighted average shares outstanding) compared to a net loss of $2.5 million, or $0.26 per share (based on 9.7 million basic and diluted weighted average shares outstanding), for the same period in 2017.

Adjusted EBITDA for the fourth quarter of 2018 totaled $2.1 million compared to an adjusted EBITDA loss of $1.2 million in the same period last year.

The company completed its acquisition of the HunchLab assets for approximately $1.7 million in cash at closing, with a potential earnout of up to $750,000.

Full Year 2018 Financial Results

Revenues in 2018 increased 46% to $34.8 million from $23.8 million in 2017.

Gross profit in 2018 increased 66% to $19.2 million (55% of revenue) from $11.6 million (49% of revenue) in 2017. The increases in both gross profit and gross margin were primarily a result of subscription revenue growth outpacing cost of revenues, a large portion of which is semi-fixed.

Total operating expenses in 2018 increased 37% to $21.8 million from $15.9 million in 2017.

Net loss totaled $2.7 million or $0.26 per share (based on 10.6 million basic and diluted weighted average shares outstanding), compared with a net loss of $10.0 million or $1.61 per share (based on 6.2 million basic and diluted weighted average shares outstanding) for the same period in 2017.

Adjusted EBITDA for 2018 totaled $3.6 million compared to an adjusted EBITDA loss of $5.0 million in 2017.

As of December 31, 2018, the company had cash, cash equivalents and restricted cash of $10.3 million and no debt.

2019 Financial Outlook

For the full year of 2019, the company is reaffirming its revenue outlook of a range of $45 million to $47 million, representing an increase of 29% to 35% compared to 2018. Additionally, while the first quarter of 2019 is expected to be a GAAP net loss, the company expects to achieve GAAP profitability for the full year of 2019.

The company’s financial outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call today, February 19, 2019 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

Date: Tuesday, February 19, 2019

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

U.S. dial-in: 1-877-451-6152

International dial-in: 1-201-389-0879

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ShotSpotter’s investor relations team at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day through March 19, 2019.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 13687056

Non-GAAP Financial Measures

Adjusted EBITDA: ShotSpotter discloses the following non-GAAP financial measure in this release and the earnings call referencing this press release: Adjusted EBITDA, which represents the company’s net income or loss before interest (income) expense, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted EBITDA also provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense because that expense often varies for reasons that are generally unrelated to financial and operational performance in any particular period.  Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the Company and its stockholders, rather than to address operational performance for any particular period.

Adjusted EBITDA is not a measure calculated in accordance with GAAP. Accordingly, use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of ShotSpotter’s financial results as reported under GAAP. Some of these limitations are: (1) adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation; and (2) other companies, including companies in our industry, may calculate adjusted EBITDA or similarly titled measures differently, which reduces the usefulness of the metric as a comparative measure. Because of these and other limitations, you should consider adjusted EBITDA alongside our GAAP-based financial performance measures, in particular net income or loss, and our other GAAP financial results.

The following table presents a reconciliation of adjusted EBITDA to net income or loss, the most directly comparable GAAP measure, for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
GAAP net income ( loss)	$302	$(2,503)	$(2,725)	$(9,980)
Less:
Interest (income) expense	(10)	(53)	(82)	1,114
Provision (benefit) for income taxes	19	160	(13)	160
Depreciation and amortization	1,151	847	3,917	3,121
Stock-based compensation	645	322	2,468	628
Adjusted EBITDA	$2,107	$(1,227)	$3,565	$(4,957)

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s business plans, international expansion, expectations regarding future sales and expenses, and revenue and net income expectations and GAAP profitability guidance for 2019. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to maintain and increase sales; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter (NASDAQ: SSTI) provides precision-policing solutions for law enforcement to help deter gun violence and make cities, campuses and facilities safer. The company’s flagship product, ShotSpotter® Flex™, is the leading gunshot detection, location and forensic system trusted by more than 90 cities. ShotSpotter® Missions™ uses artificial intelligence-driven analysis to help strategically plan patrol missions and tactics for maximum crime deterrence.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Liolios Group, Inc.

+1 (949) 574-3860

SSTI@liolios.com

JoAnn Horne

Market Street Partners

+1 (415) 445-3240

jhorne@marketstreetpartners.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Revenues	$9,708	$6,519	$34,753	$23,763
Costs
Cost of revenues	4,051	3,216	14,846	11,370
Impairment of property and equipment	54	127	686	793
Total costs	4,105	3,343	15,532	12,163
Gross profit	5,603	3,176	19,221	11,600

Operating expenses
Sales and marketing	2,175	1,910	8,377	6,179
Research and development	1,300	1,135	4,987	4,159
General and administrative	1,661	2,389	8,425	5,595
Total operating expenses	5,136	5,434	21,789	15,933
Operating income (loss)	467	(2,258)	(2,568)	(4,333)
Other income (expense), net
Remeasurement of convertible preferred stock warrant liability	—	—	—	(3,725)
Loss on early extinguishment of debt	—	—	—	(479)
Interest income (expense), net	10	53	82	(1,114)
Other expense, net	(156)	(138)	(252)	(169)
Total other income (expense), net	(146)	(85)	(170)	(5,487)
Income (loss) before income taxes	321	(2,343)	(2,738)	(9,820)
Provision (benefit) for income taxes	19	160	(13)	160
Net income (loss)	$302	$(2,503)	$(2,725)	$(9,980)
Net income (loss) per share, basic	$0.03	$(0.26)	$(0.26)	$(1.61)
Net income (loss) per share, diluted	$0.03	$(0.26)	$(0.26)	$(1.61)
Weighted average shares used in computing net income (loss) per share, basic	10,827,485	9,702,116	10,569,007	6,197,775
Weighted average shares used in computing net income (loss) per share, diluted	11,672,036	9,702,116	10,569,007	6,197,775

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$10,218	$19,567
Accounts receivable and unbilled revenue	15,267	3,928
Prepaid expenses and other current assets	1,527	839
Restricted cash	60	30
Total current assets	27,072	24,364
Property and equipment, net	16,504	11,596
Goodwill	1,379	—
Intangible assets, net	242	95
Other assets	1,922	143
Total assets	$47,119	$36,198
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,307	$1,627
Deferred revenue, short-term	23,102	15,780
Accrued expenses and other current liabilities	4,427	3,815
Total current liabilities	28,836	21,222
Deferred revenue, long-term	1,060	2,710
Other liabilities	76	104
Total liabilities	29,972	24,036
Stockholders' equity
Common stock	55	48
Additional paid-in capital	114,618	109,708
Accumulated deficit	(97,377)	(97,595)
Accumulated other comprehensive income (loss)	(149)	1
Total stockholders' equity	17,147	12,162
Total liabilities and stockholders' equity	$47,119	$36,198

ShotSpotter, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2018	2017
	(Unaudited)
Cash flows from operating activities:
Net loss	$(2,725)	$(9,980)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,917	3,121
Impairment of property and equipment	686	793
Stock-based compensation	2,468	628
Amortization of debt issuance costs	—	132
Remeasurement of convertible preferred stock warrant liability	—	3,725
Loss on early extinguishment of debt	—	479
Loss on disposal of property and equipment	4	—
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	(11,224)	(1,518)
Prepaid expenses and other assets	(766)	(247)
Accounts payable	(346)	291
Accrued expenses and other current liabilities	(246)	1,535
Deferred revenue	6,846	4,428
Net cash provided by (used in) operating activities	(1,386)	3,387
Cash flows from investing activities:
Purchase of property and equipment	(8,444)	(6,430)
Investment in intangible and other assets	(48)	(76)
Business acquisition	(1,711)	—
Net cash used in investing activities	(10,203)	(6,506)
Cash flows from financing activities:
Proceeds from initial public offering, net of commissions and discounts	—	32,426
Proceeds from notes payable	—	1,500
Repayment of notes payable	—	(13,500)
Payment of debt issuance costs	—	(30)
Payment of line of credit costs	(10)	—
Payment on debt extinguishment costs	—	(149)
Payment of offering costs	—	(1,870)
Proceeds from exercise of stock options	550	55
Proceeds from exercise of warrants	988	—
Proceeds from employee stock purchase plan	909	319
Net cash provided by financing activities	2,437	18,751
Increase (decrease) in cash, cash equivalents and restricted cash	(9,152)	15,632
Effect of exchange rate on cash and cash equivalents	(167)	70
Cash, cash equivalents and restricted cash at beginning of year	19,597	3,895
Cash, cash equivalents and restricted cash at end of period	$10,278	$19,597